Exhibit (99.20)

ISSN 1718-8369

Volume 1, Number 12	June 8, 2007

AS AT MARCH 31, 2007

Note to readers:

These results for 2006-2007 do not correspond to the final results for the entire fiscal year since they reflect the information available as at March 31, 2007. Adjustments will be made to reflect additional information obtained until the time the financial statements are closed, in particular the allocation of $1.3 billion to the budgetary reserve. The final results will be known once the 2006-2007 Public Accounts are presented. An estimate of the results for the entire year is given in the 2007-2008 Budget passed by the National Assembly on June 1, 2007.

March 2007 highlights

•	The consolidated budgetary balance for the purposes of the Balanced Budget Act shows revenue exceeding expenditure by $385 million compared with a surplus of $264 million in March 2006.

•	Budgetary revenue amounts to $6.2 billion, an increase of $272 million compared to last year.

•	Program spending is up by $89 million compared to last year and stands at $5.2 billion.

•	Debt service amounts to $620 million, up $23 million compared to March 2006.

•	The net results of the Generations Fund amount to $31 million to reach $578 million in 2006-2007.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS

(millions of dollars)

					(Unaudited data)
	March		April to March		2007-2008 Budget
	2006 [1]	2007	2005-2006 [2]	2006-2007	2006-2007 P	Growth %
BUDGETARY REVENUE
Own-source revenue	4 881	5 267	45 743	49 192	49 290	7.8
Federal transfers	1 043	929	9 969	10 987	11 015	10.5

Total	5 924	6 196	55 712	60 179	60 305	8.2
BUDGETARY EXPENDITURE
Program spending	-5 080	-5 169	-49 229	-51 496	-51 769	5.2
Debt service	-597	-620	-6 875	-6 913	-6 967	1.3

Total	-5 677	- 5 789	- 56 104	-58 409	-58 736	4.7
NET RESULTS OF CONSOLIDATED ORGANIZATIONS	17	-22	429	186	260	—
Additional deposit in the Generations Fund	—	0	—	-500	-500	—
Allocation to the budgetary reserve	—	—	—	—	-1 300	—

CONSOLIDATED BUDGETARY BALANCE FOR THE PURPOSES OF THE BALANCED BUDGET ACT	264	385	37	1 456	29	—
Net results of the Generations Fund [3]	—	31	—	578	578	—

CONSOLIDATED BUDGETARY BALANCE	264	416	37	2 034	607	—

P:	Preliminary results.
1	Monthly allocation of financial transactions based on best available data and estimates.
2	Final results for fiscal year 2005-2006.
3	The Generations Fund began operations on January 1, 2007.

Cumulative results as at March 31, 2007

Budgetary balance

•

For the period from April 2006 to March 2007, the consolidated budgetary balance for the purposes of the Balanced Budget Act shows revenue exceeding expenditure by $1.5 billion, after an additional payment of $500 million to the Generations Fund. This surplus does not reflect the allocation of $1.3 billion to the budgetary reserved announced in the 2007-2008 Budget.

Budgetary revenue

•	Budgetary revenue since the beginning of the year amounts to $60.2 billion, an increase of $4.5 billion compared to last year.

•	Own-source revenue stands at $49.2 billion, an increase of $3.4 billion. Apart from Hydro-Québec’s financial results, this improvement stems from increased revenue from personal income tax.

•	Federal transfers amount to $11.0 billion for the 12 months of the current fiscal year, an increase of $1.0 billion over the same period in 2005-2006.

Budgetary expenditure

•	As at March 31, 2007, budgetary expenditure totals $58.4 billion.

•	Program spending is up by $2.3 billion (4.6%) compared to the same period last year. The most significant changes are in the health ($1.4 billion) and education ($520 million) sectors.

•	Debt service stands at $6.9 billion, an increase of $38 million compared to last year.

Generations Fund

•	As at March 31, 2007, the net results of the Generations Fund amount to $578 million.

Net financial requirements

•

Despite the $2.0-billion improvement in the budgetary balance compared to 2005-2006, net financial requirements are up by $549 million. This is attributable, in particular, to the payment of a significant portion of the retroactive pay equity adjustments in March 2007.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS

(millions of dollars)

				(Unaudited data)
	March			April to March
	2006 [1]	2007	Changes	2005-2006 [2]	2006-2007	Changes
BUDGETARY REVENUE
Own-source revenue	4 881	5 267	386	45 743	49 192	3 449
Federal transfers	1 043	929	-114	9 969	10 987	1 018

Total	5 924	6 196	272	55 712	60 179	4 467
BUDGETARY EXPENDITURE
Program spending	-5 080	-5 169	-89	-49 229	-51 496	-2 267
Debt service	-597	-620	-23	-6 875	-6 913	-38

Total	-5 677	-5 789	-112	-56 104	-58 409	-2 305
NET RESULTS OF CONSOLIDATED ORGANIZATIONS	17	-22	-39	429	186	-243
Additional deposit in the Generations Fund	—	0	0	—	-500	-500

CONSOLIDATED BUDGETARY BALANCE FOR THE PURPOSES OF THE BALANCED BUDGET ACT	264	385	121	37	1 456	1 419
Net results of the Generations Fund	—	31	31	—	578	578

CONSOLIDATED BUDGETARY BALANCE	264	416	152	37	2 034	1 997
Consolidated non-budgetary surplus (requirements)	1 801	-1 341	-3 142	-246	-2 792	-2 546

CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	2 065	-925	-2 990	-209	-758	-549

1	Monthly allocation of financial transactions based on best available data and estimates.
2	Final results for fiscal year 2005-2006.

CONSOLIDATED REVENUE FUND REVENUE

(millions of dollars)

				(Unaudited data)
	March			April to March
Revenue by source	2006	2007	Changes %	2005-2006	2006-2007	Changes %
BUDGETARY REVENUE
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 556	1 619	4.0	16 449	17 951	9.1
Contributions to Health Services Fund	427	454	6.3	5 047	5 082	0.7
Corporate taxes	867	1 035	19.4	4 786	4 835	1.0
Consumption taxes	1 286	1 211	-5.8	12 438	12 630	1.5
Other sources	235	262	11.5	2 469	2 457	-0.5

Total	4 371	4 581	4.8	41 189	42 955	4.3
Revenue from government enterprises	510	686	34.5	4 554	6 237	37.0

Total own-source revenue	4 881	5 267	7.9	45 743	49 192	7.5
Federal transfers
Equalization	400	466	16.5	4 798	5 539	15.4
Health transfers	361	311	-13.9	3 185	3 633	14.1
Transfers for post-secondary education and other social programs	145	94	-35.2	1 034	1 060	2.5
Other programs	137	58	-57.7	952	755	-20.7

Total federal transfers	1 043	929	-10.9	9 969	10 987	10.2

TOTAL BUDGETARY REVENUE	5 924	6 196	4.6	55 712	60 179	8.0

CONSOLIDATED REVENUE FUND EXPENDITURE

(millions of dollars)

				(Unaudited data)
	March			April to March
Expenditures by mission	2006	2007	Changes %	2005-2006	2006-2007	Changes %
BUDGETARY EXPENDITURE
Program spending
Health and Social Services	2 249	2 488	10.6	21 196	22 584	6.5
Education and Culture	1 192	1 090	-8.6	12 934	13 454	4.0
Economy and Environment	687	666	-3.1	5 761	5 906	2.5
Support for Individuals and Families	457	443	-3.1	5 079	5 175	1.9
Administration and Justice	495	482	-2.6	4 259	4 377	2.8

Total program spending	5 080	5 169	1.8	49 229	51 496	4.6
Debt service	597	620	3.9	6 875	6 913	0.6

TOTAL BUDGETARY EXPENDITURE	5 677	5 789	2.0	56 104	58 409	4.1

For technical information concerning this monthly report, please contact Mario Albert at (418) 691-2225.

This publication is also available on the web at: www.finances.gouv.qc.ca.